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berris mangan

CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Form 20-F Registration Statement – dated February 28, 2006, being filed by ALDA Pharmaceuticals Corp., of the following:

Our report to the shareholders of ALDA Pharmaceuticals Corp. dated August 5, 2005 related to the consolidated balance sheets of ALDA Pharmaceuticals Corp. as at June 30, 2005 and 2004, and the consolidated statements of operations and deficit and cash flows for the years ended June 30, 2005, 2004 and 2003.

Berris Mangan

Chartered Accountants

Vancouver, Canada
February 28, 2006

BERRIS MANGAN ELLIOTT SHIKAZE GALBRAITH AXWORTHY INFANTI

A PARTNERSHIP OF INCORPORATED PROFESSIONALS

1827 West 5th Avenue
Vancouver, BC V6J 1P5
604.682.8492 tel
604.683.4782 fax

www.berrismangan.com